Exhibit 99.1

Anworth Announces Quarterly Dividends

SANTA MONICA, Calif.--(BUSINESS WIRE)--April 13, 2009--Anworth Mortgage Asset Corporation (NYSE: ANH) announced today that its board of directors declared a quarterly common stock dividend of $0.30 per share for the first quarter of 2009. The common stock dividend is payable on May 19, 2009 to common stockholders of record as of the close of business on April 30, 2009.

Also, in accordance with the terms of Anworth’s 8.625% Series A Cumulative Preferred Stock, or Series A Preferred Stock, the board of directors declared a Series A Preferred Stock dividend of $0.539063 per share for the second quarter of 2009. The Series A Preferred Stock dividend is payable on July 15, 2009 to holders of record of Series A Preferred Stock as of the close of business on June 30, 2009. The dividend reflects the accrual from April 1, 2009 through June 30, 2009, or 90 days of a 360-day year.

Also, in accordance with the terms of Anworth’s 6.25% Series B Cumulative Convertible Preferred Stock, or Series B Preferred Stock, the board of directors declared a Series B Preferred Stock dividend of $0.390625 per share for the second quarter of 2009. The Series B Preferred Stock dividend is payable on July 15, 2009 to holders of record of Series B Preferred Stock as of the close of business on June 30, 2009. The dividend reflects the accrual from April 1, 2009 through June 30, 2009, or 90 days of a 360-day year.

About Anworth Mortgage Asset Corporation

Anworth is a mortgage real estate investment trust which invests primarily in securities guaranteed by U.S. Government-sponsored agencies, such as Fannie Mae, Freddie Mac or Ginnie Mae. Anworth generates income for distribution to shareholders primarily based on the difference between the yield on its mortgage assets and the cost of its borrowings. The Company’s common stock is traded on the New York Stock Exchange under the symbol ANH. The Company’s Series A Cumulative Preferred Stock is traded on the New York Stock Exchange under the symbol ANHPrA. The Company’s Series B Cumulative Convertible Preferred Stock is traded on the New York Stock Exchange under the symbol ANHPrB.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including increases in the prepayment rates on the mortgage loans securing our mortgage-backed securities, our ability to use borrowings to finance our assets, risks associated with investing in mortgage-related assets, including changes in business conditions and the general economy, our ability to maintain our qualification as a real estate investment trust for federal income tax purposes, and management’s ability to manage our growth. Our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, certain Current Reports on Forms 8-K, and other SEC filings discuss some of the important risk factors that may affect our business, results of operations and financial condition. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

CONTACT:
Anworth Mortgage Asset Corporation
John T. Hillman
310-255-4438 or 310-255-4493
jhillman@anworth.com
http://www.anworth.com